                                                                                                                                                Exhibit 99.1

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Announces $15 Million Line Of Credit

Wildwood, Missouri, October 19, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced it had reached an agreement with a group of banks led by Royal Banks of Missouri for a $15 million line of credit to fund acquisitions. The agreement with Royal Banks of Missouri includes an option to increase the line to $20 million if additional participants are identified.

Timothy D. Boyd, president and chief executive officer, said, “This line of credit will allow us additional flexibility as we implement our roadmap for growth, which calls for a mix of organic growth, resort development and acquisitions.  As we have stated, we continue to evaluate potential value-add properties for acquisition."

The line of credit is for a 12-month period with options to renew any unused portion or convert any outstanding balance to a three-year balloon loan. The interest rate on the line will be prime plus 1.0 percent per annum with an upfront commitment fee equal to 1 percent of the loan amount.  The line will be secured primarily by Peak Resorts’ currently unencumbered resort assets.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company’s ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.